Exhibit 99.1

NYSE: TRV

Travelers Reports Third Quarter Net Income and Core Income per Diluted Share of $1.05 and $0.91, Respectively, Including Catastrophe Losses of $1.63 per Diluted Share

Return on Equity and Core Return on Equity of 4.9% and 4.5%, Respectively

•             Net income of $293 million and core income of $253 million impacted by $700 million pre-tax ($455 million after-tax) of catastrophe losses.

•             Combined ratio of 103.2% (including 10.7 points of catastrophe losses) and underlying combined ratio of 92.8%.

•             Net investment income of $588 million pre-tax ($457 million after-tax) benefited from strong private equity returns.

•             Record net written premiums of $6.660 billion up 4% over prior year quarter, with growth in all segments.

•             Total capital returned to shareholders of $528 million in the quarter, including $328 million of share repurchases. Year-to-date total capital returned to shareholders of $1.680 billion, including $1.089 billion of share repurchases.

•             Book value per share of $86.73 and adjusted book value per share of $83.06, up 4% and 3%, respectively, from year-end 2016.

•             Board of Directors declared quarterly dividend per share of $0.72.

New York, October 19, 2017 — The Travelers Companies, Inc. today reported net income of $293 million, or $1.05 per diluted share, for the quarter ended September 30, 2017, compared to $716 million, or $2.45 per diluted share, in the prior year quarter. Core income in the current quarter was $253 million, or $0.91 per diluted share, compared to $701 million, or $2.40 per diluted share, in the prior year quarter. The decrease in net income and core income was primarily due to significantly higher catastrophe losses. In addition, net income benefited from an increase in net realized investment gains of $61 million pre-tax ($40 million after-tax) in the current quarter, primarily driven by gains on the sale of equity securities, compared to $23 million pre-tax ($15 million after-tax) in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended September 30,				Nine Months Ended September 30,
except for premiums & revenues)	2017	2016	Change		2017	2016	Change
Net written premiums	$6,660	$6,389	4%		$19,795	$18,900	5%
Total revenues	$7,325	$6,961	5		$21,451	$20,432	5
Net income	$293	$716	(59)		$1,505	$2,071	(27)
per diluted share	$1.05	$2.45	(57)		$5.34	$7.00	(24)
Core income	$253	$701	(64)		$1,410	$2,048	(31)
per diluted share	$0.91	$2.40	(62)		$5.01	$6.92	(28)
Diluted weighted average shares outstanding	276.6	289.8	(5)		279.6	293.6	(5)
Combined ratio	103.2%	92.9%	10.3	pts	98.7%	92.8%	5.9	pts
Underlying combined ratio	92.8%	92.1%	0.7	pts	92.7%	91.5%	1.2	pts
Return on equity	4.9%	11.6%	(6.7	)pts	8.5%	11.4%	(2.9	)pts
Core return on equity	4.5%	12.5%	(8.0	)pts	8.3%	12.2%	(3.9	)pts

				Change from
	September 30,	December 31,	September 30,	December 31,	September 30,
	2017	2016	2016	2016	2016
Book value per share	$86.73	$83.05	$86.04	4%	1%
Adjusted book value per share	83.06	80.44	78.82	3	5

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“In a quarter of unprecedented hurricane activity, our strength in underwriting and our investment expertise enabled us to deliver core income of $253 million and core return on equity of 4.5%,” commented Alan Schnitzer, Chairman and Chief Executive Officer. “Our disciplined coastal underwriting stood up to the storms, and we also delivered a consolidated underlying combined ratio of 92.8%, with all three segments contributing to the solid result. The results in Business Insurance benefited from higher earned premiums and lower general and administrative expenses, while Bond & Specialty Insurance delivered another quarter of impressive profitability. Within Personal Insurance, the underlying combined ratio in auto improved, reflecting the continued successful execution of pricing and underwriting actions we began implementing a year ago. Our high-quality investment portfolio continued to perform well, benefiting from strong private equity returns. Additionally, we were able to return $528 million to shareholders in the quarter, including $328 million in share repurchases.

“We also continue to be pleased with the execution of our marketplace strategies, which resulted in record net written premiums of $6.7 billion this quarter, a 4% increase over the prior year quarter. In our commercial businesses, retention remained at historic highs, renewal premium change remained positive and consistent with recent periods and the level of new business increased. In Personal auto, renewal premium change reached double digits in September, consistent with our plans to improve profitability, and we maintained the positive momentum in our homeowners business with 5% growth in policies in force quarter-over-quarter.

“In the wake of the many devastating events this quarter, our thoughts and prayers are with all who have been impacted. We also extend our deep gratitude to our claim professionals, who tirelessly demonstrate to our customers and agents the value of the Travelers promise.”

Consolidated Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2017		2016		Change		2017		2016		Change
Underwriting gain/(loss):	$(246)		$408		$(654)		$138		$1,224		$(1,086)
Underwriting gain/(loss) includes:
Net favorable prior year reserve development	15		39		(24)		299		507		(208)
Catastrophes, net of reinsurance	(700)		(89)		(611)		(1,450)		(740)		(710)

Net investment income	588		582		6		1,796		1,675		121

Other income/(expense), including interest expense	(83)		(66)		(17)		(210)		(181)		(29)
Core income before income taxes	259		924		(665)		1,724		2,718		(994)
Income tax expense	6		223		(217)		314		670		(356)
Core income	253		701		(448)		1,410		2,048		(638)
Net realized investment gains after income taxes	40		15		25		95		23		72
Net income	$293		$716		$(423)		$1,505		$2,071		$(566)

Combined ratio	103.2%		92.9%		10.3	pts	98.7%		92.8%		5.9	pts

Impact on combined ratio
Net favorable prior year reserve development	(0.3	)pts	(0.6	)pts	0.3	pts	(1.6	)pts	(2.8	)pts	1.2	pts
Catastrophes, net of reinsurance	10.7	pts	1.4	pts	9.3	pts	7.6	pts	4.1	pts	3.5	pts

Underlying combined ratio	92.8%		92.1%		0.7	pts	92.7%		91.5%		1.2	pts

Net written premiums
Business Insurance	$3,434		$3,388		1%		$10,833		$10,620		2%
Bond & Specialty Insurance	611		600		2		1,753		1,692		4
Personal Insurance	2,615		2,401		9		7,209		6,588		9
Total	$6,660		$6,389		4%		$19,795		$18,900		5%

Third Quarter 2017 Results

(All comparisons vs. third quarter 2016, unless noted otherwise)

Net income of $293 million after-tax decreased $423 million due to lower core income, partially offset by higher net realized investment gains. Core income of $253 million after-tax decreased $448 million, primarily driven by significantly higher catastrophe losses. Net realized investment gains of $61 million pre-tax ($40 million after-tax) in the current quarter, compared to $23 million pre-tax ($15 million after-tax) in the prior year quarter, were primarily driven by gains on the sale of equity securities.

Underwriting results

•                  The combined ratio of 103.2% increased 10.3 points due to higher catastrophe losses (9.3 points), a higher underlying combined ratio (0.7 points) and lower net favorable prior year reserve development (0.3 points).

•                  The underlying combined ratio of 92.8% increased 0.7 points, primarily driven by a high level of non-catastrophe fire-related losses in Business Insurance and loss cost trends that modestly exceeded earned pricing, partially offset by a lower expense ratio.

•                  Net favorable prior year reserve development occurred in Business Insurance and Bond & Specialty Insurance. Net favorable prior year reserve development in Business Insurance was net of a $225 million increase in asbestos reserves, the same amount as in the prior year quarter. Catastrophe losses in the third quarter of 2017 primarily resulted from Hurricanes Harvey, Irma and Maria, as well as wind and hail storms in the Southern region of the United States.

Net investment income of $588 million pre-tax ($457 million after-tax) increased 1% driven by higher private equity returns, partially offset by fixed income returns that declined in line with our expectations due to lower reinvestment rates available in the market.

Record net written premiums of $6.660 billion increased 4%, reflecting strong retention in all three segments and improved renewal premium change in Personal Insurance, as well as an increase in new business in our commercial businesses.

Year-to-Date 2017 Results

(All comparisons vs. year-to-date 2016, unless noted otherwise)

Net income of $1.505 billion after-tax decreased $566 million, due to lower core income, partially offset by higher net realized investment gains. Core income of $1.410 billion after-tax decreased $638 million, primarily driven by significantly higher catastrophe losses, lower net favorable prior year reserve development, and a lower underlying underwriting gain (i.e., excluding net favorable prior year reserve development and catastrophe losses), partially offset by higher net investment income. The current period benefited from a $39 million resolution of prior year income tax matters, while the prior year period benefited modestly from the favorable settlement of a claims-related legal matter. Net realized investment gains of $146 million pre-tax ($95 million after-tax) in the current period, compared to $33 million pre-tax ($23 million after-tax) in the prior year period, were primarily driven by gains on the sale of equity securities.

Underwriting results

•                  The combined ratio of 98.7% increased 5.9 points due to higher catastrophe losses (3.5 points), lower net favorable prior year reserve development (1.2 points) and a higher underlying combined ratio (1.2 points).

•                  The underlying combined ratio of 92.7% increased 1.2 points, primarily driven by a high level of non-catastrophe fire-related losses in Business Insurance, the tenure impact of higher levels of new business in personal auto, the timing of higher loss estimates in personal automobile bodily injury liability coverages that were consistent with the higher loss trends recognized in the latter part of 2016 and loss cost trends that modestly exceeded earned pricing, partially offset by a lower expense ratio.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses included the third quarter events described above, as well as wind and hail storms in several regions of the United States and a winter storm in the eastern United States in the first quarter of 2017.

Net investment income of $1.796 billion pre-tax ($1.405 billion after-tax) increased 7% driven by the same factors as discussed above for the third quarter 2017.

Record net written premiums of $19.795 billion increased 5%, reflecting growth in all segments.

Shareholders’ Equity

Shareholders’ equity of $23.738 billion increased 2% from year-end 2016. Pre-tax net unrealized investment gains were $1.545 billion ($1.006 billion after-tax) compared to $1.112 billion pre-tax ($730 million after-tax) at year-end 2016. Book value per share of $86.73 and adjusted book value per share of $83.06 increased 4% and 3%, respectively, from year-end 2016.

The Company repurchased 2.6 million shares during the third quarter at an average price of $128.11 per share for a total cost of $328 million. Capacity remaining under the existing share repurchase authorization was $4.906 billion at the end of the quarter. At the end of third quarter 2017, statutory capital and surplus was $20.740 billion and the ratio of debt-to-capital was 22.6%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains was 23.3%, within the Company’s target range of 15% to 25%.

The Board of Directors today declared a quarterly dividend of $0.72 per share. This dividend is payable on December 29, 2017, to shareholders of record as of the close of business on December 11, 2017.

Business Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2017		2016		Change		2017		2016		Change

Underwriting gain/(loss):	$(364)		$121		$(485)		$(148)		$383		$(531)
Underwriting gain/(loss) includes:
Net favorable prior year reserve development	9		4		5		195		203		(8)
Catastrophes, net of reinsurance	(489)		(74)		(415)		(805)		(389)		(416)

Net investment income	437		431		6		1,337		1,234		103

Other income/(expense)	(2)		7		(9)		22		45		(23)
Segment income before income taxes	71		559		(488)		1,211		1,662		(451)
Income tax expense/(benefit)	(34)		126		(160)		235		381		(146)
Segment income	$105		$433		$(328)		$976		$1,281		$(305)

Combined ratio	109.8%		96.1%		13.7	pts	101.0%		95.9%		5.1	pts

Impact on combined ratio
Net favorable prior year reserve development	(0.3	)pts	(0.1	)pts	(0.2	)pts	(1.9	)pts	(2.0	)pts	0.1	pts
Catastrophes, net of reinsurance	13.7	pts	2.1	pts	11.6	pts	7.7	pts	3.8	pts	3.9	pts

Underlying combined ratio	96.4%		94.1%		2.3	pts	95.2%		94.1%		1.1	pts

Net written premiums by market
Domestic
Select Accounts	$664		$657		1%		$2,139		$2,090		2%
Middle Market	1,896		1,824		4		5,893		5,628		5
National Accounts	244		245		—		751		799		(6)
National Property and Other	428		454		(6)		1,310		1,385		(5)
Total Domestic	3,232		3,180		2		10,093		9,902		2
International	202		208		(3)		740		718		3
Total	$3,434		$3,388		1%		$10,833		$10,620		2%

Third Quarter 2017 Results

(All comparisons vs. third quarter 2016, unless noted otherwise)

Segment income for Business Insurance was $105 million after-tax, a decrease of $328 million, primarily driven by significantly higher catastrophe losses and a lower underlying underwriting gain. The underlying underwriting gain declined primarily due to the impact of a high level of fire-related losses.

Underwriting results

•                  The combined ratio of 109.8% increased 13.7 points due to higher catastrophe losses (11.6 points) and a higher underlying combined ratio (2.3 points), partially offset by higher net favorable prior year reserve development (0.2 points).

•                  The underlying combined ratio of 96.4% increased 2.3 points, driven by a high level of non-catastrophe fire-related losses and loss cost trends that modestly exceeded earned pricing, partially offset by a lower expense ratio.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the segment’s domestic operations in (i) the workers’ compensation product line for multiple accident years and (ii) the general liability product line (excluding the increase to asbestos reserves) for both primary and excess coverages for accident years 2007 and prior as well as accident year 2016, largely offset by (iii)  a $225 million increase to asbestos reserves and (iv) the impact of higher than expected loss experience in the commercial automobile product line for accident years 2013 through 2016.

•                  The asbestos reserve strengthening, which resulted from the Company’s annual in-depth asbestos claim review that was completed in the third quarter, was driven by increases in the Company’s estimate for projected settlement and defense costs related to a broad number of policyholders. The increase in the estimate of projected settlement and defense costs resulted from recent payment trends that continue to be higher than previously anticipated. While the overall view of the underlying asbestos environment is essentially unchanged from recent periods, there remains a high degree of uncertainty with respect to future exposure to asbestos claims.

Net written premiums of $3.434 billion increased 1% and benefited from continued strong retention, improved renewal premium change and an increase in new business.

Year-to-Date 2017 Results

(All comparisons vs. year-to-date 2016, unless noted otherwise)

Segment income for Business Insurance was $976 million after-tax, a decrease of $305 million, primarily driven by significantly higher catastrophe losses and a lower underlying underwriting gain, partially offset by higher net investment income. The current period benefited from a $15 million resolution of prior year income tax matters, while the prior year period benefited modestly from the favorable settlement of a claims-related legal matter.

Underwriting results

•                  The combined ratio of 101.0% increased 5.1 points due to higher catastrophe losses (3.9 points), a higher underlying combined ratio (1.1 points) and lower net favorable prior year reserve development (0.1 points).

•                  The underlying combined ratio of 95.2% increased 1.1 points, driven by a high level of non-catastrophe fire-related losses and the impact of loss cost trends that modestly exceeded earned pricing, partially offset by a lower expense ratio.

•                  Net favorable prior year reserve development primarily resulted from net favorable prior year reserve development in the segment’s domestic operations due to better than expected loss experience in (i) the workers’ compensation product line for multiple accident years, (ii) the general liability product line (excluding an increase to asbestos and environmental reserves) for both primary and excess coverages for multiple accident years and (iii) the commercial multi-peril product line for liability coverages for multiple accident years, partially offset by (iv) a $225 million increase to asbestos reserves, (v) a $65 million increase to environmental reserves and (vi) the impact of higher than expected loss experience in the commercial automobile product line for accident years 2013 through 2016. The net favorable prior year reserve development in the segment’s domestic operations was partially offset by net unfavorable prior year reserve development in the segment’s international operations in Europe due to the UK Ministry of Justice’s “Ogden” discount rate adjustment applied to lump sum bodily injury payouts.

Other income in the prior year period included proceeds from the favorable settlement of a claims-related legal matter.

Net written premiums of $10.833 billion increased 2% and benefited from strong retention and improved renewal premium change.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2017		2016		Change		2017		2016		Change
Underwriting gain:	$129		$166		$(37)		$418		$583		$(165)
Underwriting gain includes:
Net favorable prior year reserve development	6		46		(40)		98		271		(173)
Catastrophes, net of reinsurance	(6)		(1)		(5)		(8)		(5)		(3)

Net investment income	57		59		(2)		174		177		(3)

Other income	5		5		—		16		14		2
Segment income before income taxes	191		230		(39)		608		774		(166)
Income tax expense	55		65		(10)		164		234		(70)
Segment income	$136		$165		$(29)		$444		$540		$(96)

Combined ratio	77.7%		70.6%		7.1	pts	75.3%		65.0%		10.3	pts

Impact on combined ratio
Net favorable prior year reserve development	(0.9	)pts	(8.1	)pts	7.2	pts	(5.7	)pts	(16.1	)pts	10.4	pts
Catastrophes, net of reinsurance	0.9	pts	0.2	pts	0.7	pts	0.5	pts	0.3	pts	0.2	pts

Underlying combined ratio	77.7%		78.5%		(0.8	)pts	80.5%		80.8%		(0.3	)pts

Net written premiums
Domestic
Management Liability	$359		$354		1%		$1,030		$1,010		2%
Surety	212		212		—		597		584		2
Total Domestic	571		566		1		1,627		1,594		2
International	40		34		18		126		98		29
Total	$611		$600		2%		$1,753		$1,692		4%

Third Quarter 2017 Results

(All comparisons vs. third quarter 2016, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $136 million after-tax, a decrease of $29 million, due to lower net favorable prior year reserve development.

Underwriting results

•                  The combined ratio of 77.7% increased 7.1 points due to lower net favorable prior year reserve development (7.2 points) and higher catastrophe losses (0.7 points), partially offset by a lower underlying combined ratio (0.8 points).

•                  The underlying combined ratio remained very strong at 77.7%.

Net written premiums of $611 million grew 2% from the prior year quarter and benefited from record retention and positive renewal premium change.

Year-to-Date 2017 Results

(All comparisons vs. year-to-date 2016, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $444 million after-tax, a decrease of $96 million, due to lower net favorable prior year reserve development, partially offset by the current period benefit from a $17 million resolution of prior year income tax matters.

Underwriting results

•                  The combined ratio of 75.3% increased 10.3 points due to lower net favorable prior year reserve development (10.4 points) and higher catastrophe losses (0.2 points), partially offset by a lower underlying combined ratio (0.3 points).

•                  The underlying combined ratio remained very strong at 80.5%.

•                  Net favorable prior year reserve development resulted from better than expected loss experience in the segment’s domestic operations in the general liability product line for accident years 2012, 2014 and 2015.

Net written premiums of $1.753 billion grew 4% from the prior year period and benefited from the same factors as discussed above for third quarter 2017.

Personal Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2017		2016		Change		2017		2016		Change
Underwriting gain/(loss):	$(11)		$121		$(132)		$(132)		$258		$(390)
Underwriting gain/(loss) includes:
Net favorable/(unfavorable) prior year reserve development	—		(11)		11		6		33		(27)
Catastrophes, net of reinsurance	(205)		(14)		(191)		(637)		(346)		(291)

Net investment income	94		92		2		285		264		21

Other income	14		16		(2)		45		47		(2)
Segment income before income taxes	97		229		(132)		198		569		(371)
Income tax expense	20		66		(46)		20		159		(139)
Segment income	$77		$163		$(86)		$178		$410		$(232)

Combined ratio	99.7%		93.5%		6.2	pts	101.1%		95.0%		6.1	pts

Impact on combined ratio
Net (favorable)/unfavorable prior year reserve development	—	pts	0.5	pts	(0.5	)pts	(0.1	)pts	(0.5	)pts	0.4	pts
Catastrophes, net of reinsurance	8.7	pts	0.6	pts	8.1	pts	9.3	pts	5.5	pts	3.8	pts

Underlying combined ratio	91.0%		92.4%		(1.4	)pts	91.9%		90.0%		1.9	pts

Net written premiums
Domestic
Agency (1)
Automobile	$1,228		$1,095		12%		$3,474		$3,045		14%
Homeowners & Other	1,107		1,058		5		2,978		2,854		4
Total Agency	2,335		2,153		8		6,452		5,899		9
Direct to Consumer	100		87		15		271		230		18
Total Domestic	2,435		2,240		9		6,723		6,129		10
International	180		161		12		486		459		6
Total	$2,615		$2,401		9%		$7,209		$6,588		9%

(1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer.

Third Quarter 2017 Results

(All comparisons vs. third quarter 2016, unless noted otherwise)

Segment income for Personal Insurance of $77 million after-tax decreased $86 million due to significantly higher catastrophe losses, partially offset by a higher underlying underwriting gain.

Underwriting results

•                  The combined ratio of 99.7% increased 6.2 points due to higher catastrophe losses (8.1 points), partially offset by a lower underlying combined ratio (1.4 points) and no net prior year reserve development compared to net unfavorable prior year reserve development in the prior year quarter (0.5 points).

•                  The underlying combined ratio of 91.0% improved 1.4 points, primarily driven by a lower expense ratio.

Net written premiums of $2.615 billion increased 9%. Agency Automobile net written premiums grew 12%, including renewal premium change of 9.5%. Agency Homeowners & Other net written premiums grew 5% and benefited from policies in force growth of 5% year-over-year and positive renewal premium change.

Year-to-Date 2017 Results

(All comparisons vs. year-to-date 2016, unless noted otherwise)

Segment income for Personal Insurance was $178 million after-tax, a decrease of $232 million, primarily driven by significantly higher catastrophe losses, a lower underlying underwriting gain and lower net prior year reserve development, partially offset by higher net investment income. The current period benefited from a $7 million resolution of prior year income tax matters.

Underwriting results

•                  The combined ratio of 101.1% increased 6.1 points due to higher catastrophe losses (3.8 points), a higher underlying combined ratio (1.9 points) and lower net favorable prior year reserve development (0.4 points).

•                  The underlying combined ratio of 91.9% increased 1.9 points, primarily driven by normal variability in non-catastrophe weather-related losses, the tenure impact of higher levels of new business in auto and the timing impact of higher loss estimates in auto bodily injury liability coverages that were consistent with the higher loss trends we recognized in the latter part of 2016, partially offset by a lower expense ratio.

Net written premiums of $7.209 billion increased 9%, benefiting from the same drivers as described above for the third quarter 2017.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, October 19, 2017. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1-800-926-4951 within the U.S. and 1-212-231-2939 outside the U.S. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available on the same website. An audio playback can also be accessed by phone at 1-800-633-8284 within the U.S. and 1-402-977-9140 outside the U.S. (use reservation 21858140 for both the U.S. and international calls).

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $28 billion in 2016. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Effective April 1, 2017, the Company’s results are reported in the following three business segments — Business Insurance, Bond & Specialty Insurance and Personal Insurance, reflecting a change in the manner in which the Company’s businesses were being managed as of that date, as well as the aggregation of products and services based on the type of customer, how the business is marketed and the manner in which risks are underwritten. While the segmentation of the Company’s domestic businesses was unchanged, the Company’s international businesses, which were previously managed and reported in total within the Business and International Insurance segment, were disaggregated by product type among the three newly aligned reportable business segments. All prior periods presented have been reclassified to conform to this presentation. In connection with these changes, the Company revised the names and descriptions of certain businesses comprising the Company’s segments and has reflected other related changes.

Business Insurance — Business Insurance offers a broad array of property and casualty insurance and insurance related services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland, Brazil and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance — Bond & Specialty Insurance provides surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers in the United States and certain specialty insurance products in Canada, the United Kingdom, the Republic of Ireland and Brazil, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance — Personal Insurance writes a broad range of property and casualty insurance covering individuals’ personal risks, primarily in the United States, as well as in Canada. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•                  the Company’s outlook and its future results of operations and financial condition (including, among other things, anticipated premium volume, premium rates, margins, net and core income, investment income and performance, loss costs, return on equity, core return on equity and expected current returns and combined ratios);

•                  share repurchase plans;

•                  future pension plan contributions;

•                  the sufficiency of the Company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses (including recent California wildfires);

•                  the impact of investment, economic (including inflation, potential changes in tax law and rapid changes in commodity prices, as well as fluctuations in foreign currency exchange rates) and underwriting market conditions;

•                  strategic initiatives to improve profitability and competitiveness; and

•                  the impact of the Company’s acquisition of Simply Business.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses, including those discussed above, could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•                  if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, including as a result of, among other things, changes in the legal, regulatory and economic environments in which the Company operates, the Company’s financial results could be materially and adversely affected;

•                  during or following a period of financial market disruption or an economic downturn, the Company’s business could be materially and adversely affected;

•                  the Company’s investment portfolio is subject to credit risk, and may suffer material realized or unrealized losses. The Company’s investment portfolio may also suffer reduced or low returns, particularly if interest rates remain at historically low levels for a prolonged period of time or decline further as a result of actions taken by central banks (a risk which potentially could be increased by, among other things, the United Kingdom’s withdrawal from the European Union);

•                  the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the intense competition that the Company faces, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates, could harm its ability to maintain or increase its business volumes and its profitability;

•                  disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape could adversely affect the Company;

•                  the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•                  the Company may not be able to collect all amounts due to it from reinsurers, reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all and we are exposed to credit risk related to our structured settlements;

•                  the Company is also exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that we have with third parties;

•                  within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

•                  a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•                  the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  the Company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the Company experiences difficulties with technology, data and network security (including as a result of cyber attacks), outsourcing relationships, or cloud-based technology, the Company’s ability to conduct its business could be negatively impacted;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the Company operates could adversely impact the Company;

•                  the Company is also subject to a number of additional risks associated with its business outside the United States, including foreign currency exchange fluctuations and restrictive regulations, as well as the risks and uncertainties associated with the United Kingdom’s withdrawal from the European Union;

•                  regulatory changes outside of the United States, including in Canada and the European Union, could adversely impact the Company’s results of operations and limit its growth;

•                  loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;

•                  changes in federal regulation could impose significant burdens on the Company and otherwise adversely impact the Company’s results;

•                  changes to existing U.S. accounting standards may adversely impact the Company’s reported results; and

•                  the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 16, 2017, as updated by our periodic filings with the SEC.

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GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance. Internally, the Company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is comparable to core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2017	2016	2017	2016

Net income	$293	$716	$1,505	$2,071
Less: Net realized investment gains	40	15	95	23
Core income	$253	$701	$1,410	$2,048

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, pre-tax)	2017	2016	2017	2016

Net income	$320	$947	$1,870	$2,751
Less: Net realized investment gains	61	23	146	33
Core income	$259	$924	$1,724	$2,718

	Twelve Months Ended December 31,
($ in millions, after-tax)	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Net income	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622
Less: Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	(439)
Income from continuing operations	3,014	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Less: Net realized investment gains/(losses)	47	2	51	106	32	36	173	22	(271)	101	8	35
Core income	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Less: Preferred dividends	—	—	—	—	—	1	3	3	4	4	5	6
Core income, less preferred dividends	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020

Reconciliation of Net Income per Share to Core Income per Share on a Basic and Diluted Basis

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Basic income per share
Net income	$1.06	$2.48	$5.39	$7.09
Less: Net realized investment gains	0.14	0.05	0.34	0.08
Core income	$0.92	$2.43	$5.05	$7.01

Diluted income per share
Net income	$1.05	$2.45	$5.34	$7.00
Less: Net realized investment gains	0.14	0.05	0.33	0.08
Core income	$0.91	$2.40	$5.01	$6.92

Reconciliation of Segment Income to Total Core Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2017	2016	2017	2016

Business Insurance	$105	$433	$976	$1,281
Bond & Specialty Insurance	136	165	444	540
Personal Insurance	77	163	178	410
Total segment income	318	761	1,598	2,231
Interest Expense and Other	(65)	(60)	(188)	(183)
Total core income	$253	$701	$1,410	$2,048

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of September 30,
($ in millions)	2017	2016

Shareholders’ equity	$23,738	$24,439
Less: Net unrealized investment gains, net of tax	1,006	2,049
Net realized investment gains, net of tax	95	23
Adjusted shareholders’ equity	$22,637	$22,367

	As of December 31,
($ in millions)	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Shareholders’ equity	$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303
Less: Net unrealized investment gains (losses), net of tax	730	1,289	1,966	1,322	3,103	2,871	1,859	1,856	(146)	620	453	327
Net realized investment gains (losses), net of tax	47	2	51	106	32	36	173	22	(271)	101	8	35
Preferred stock	—	—	—	—	—	—	68	79	89	112	129	153
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	(439)
Adjusted shareholders’ equity	$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Core Return on Equity

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2017	2016	2017	2016

Annualized net income	$1,172	$2,863	$2,007	$2,761
Average shareholders’ equity	23,798	24,576	23,650	24,300
Return on equity	4.9%	11.6%	8.5%	11.4%

Annualized core income	$1,015	$2,802	$1,880	$2,730
Adjusted average shareholders’ equity	22,758	22,373	22,725	22,373
Core return on equity	4.5%	12.5%	8.3%	12.2%

Average annual core return on equity over a period is the ratio of:

a) the sum of core income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Core Return on Equity from January 1, 2005 through September 30, 2017

	Nine Months Ended
	September 30,		Twelve Months Ended December 31,
($ in millions)	2017	2016	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Core income, less preferred dividends	$1,410	$2,048	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized core income	1,880	2,730
Adjusted average shareholders’ equity	22,725	22,373	22,386	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Core return on equity	8.3%	12.2%	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual core return on equity for the period Jan. 1, 2005 through Sept. 30, 2017			13.2%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain/(loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical, radiological, cyber attacks, explosions and infrastructure failures. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Components of Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax except as noted)	2017	2016	2017	2016

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$439	$458	$1,289	$1,457
Pre-tax impact of catastrophes	(700)	(89)	(1,450)	(740)
Pre-tax impact of net favorable prior year loss reserve development	15	39	299	507
Pre-tax underwriting gain/(loss)	(246)	408	138	1,224
Income tax expense/(benefit) on underwriting results	(93)	139	4	418
Underwriting gain/(loss)	(153)	269	134	806
Net investment income	457	472	1,405	1,353
Other income/(expense), including interest expense	(51)	(40)	(129)	(111)
Core income	253	701	1,410	2,048
Net realized investment gains	40	15	95	23
Net income	$293	$716	$1,505	$2,071

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio as used in this earnings release is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, pre-tax)	2017	2016	2017	2016

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$4,806	$3,856	$13,125	$11,330
Less:
Policyholder dividends	12	11	38	32
Allocated fee income	42	44	126	133
Loss ratio numerator	$4,752	$3,801	$12,961	$11,165

Underwriting expense ratio
Amortization of deferred acquisition costs	$1,059	$1,012	$3,094	$2,972
General and administrative expenses (G&A)	1,045	1,057	3,086	3,106
Less:
Non-insurance G&A	28	8	44	23
Allocated fee income	71	72	216	219
Billing and policy fees and other	22	23	67	67
Expense ratio numerator	$1,983	$1,966	$5,853	$5,769

Earned premium	$6,523	$6,209	$19,057	$18,257

Combined ratio (1)
Loss and loss adjustment expense ratio	72.8%	61.2%	68.0%	61.2%
Underwriting expense ratio	30.4%	31.7%	30.7%	31.6%
Combined ratio	103.2%	92.9%	98.7%	92.8%

(1)  For purposes of computing  ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. In addition, G&A include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains, Net of Tax

	As of
	September 30,	December 31,	September 30,
($ in millions, except per share amounts)	2017	2016	2016

Shareholders’ equity	$23,738	$23,221	$24,439
Less: Net unrealized investment gains, net of tax	1,006	730	2,049
Shareholders’ equity, excluding net unrealized investment gains, net of tax	22,732	22,491	22,390
Less:
Goodwill	3,946	3,580	3,585
Other intangible assets	345	268	271
Impact of deferred tax on other intangible assets	(66)	(64)	(62)
Tangible shareholders’ equity	$18,507	$18,707	$18,596

Common shares outstanding	273.7	279.6	284.1

Book value per share	$86.73	$83.05	$86.04
Adjusted book value per share	83.06	80.44	78.82
Tangible book value per share	67.62	66.91	65.47

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS, NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
	September 30,	December 31,	September 30,
($ in millions)	2017	2016	2016

Debt	$6,921	$6,437	$6,436
Shareholders’ equity	23,738	23,221	24,439
Total capitalization	30,659	29,658	30,875
Less: Net unrealized investment gains, net of tax	1,006	730	2,049
Total capitalization excluding net unrealized gain on investments, net of tax	$29,653	$28,928	$28,826

Debt-to-capital ratio	22.6%	21.7%	20.8%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	23.3%	22.3%	22.3%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts and surety. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 16, 2017, as updated by our Form 8-K filed on October 19, 2017, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Gabriella Nawi
917.778.6267	917.778.6844